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                                                                    EXHIBIT 22.1

                      SUBSIDIARIES OF DYNEGY HOLDINGS INC.
                                 AS OF 02/29/00

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
SUBSIDIARY                                     STATE OR JURISDICTION OF INCORPORATION
----------                                     --------------------------------------
1. Dynegy Power Corp.                          Delaware
2. Dynegy Global Energy, Inc.                  Delaware
3. DMT Holdings, Inc.                          Delaware
4. Dynegy GP Inc.                              Delaware
5. Dynegy Midstream, Inc.                      Delaware
6. Dynegy Regulated Holdings, Inc.             Delaware
7. Dynegy Upper Holdings, LLC                  Delaware
8. Dynegy Administrative Services Company      Delaware
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